Exhibit 99.1



INVESTORS                                                       MEDIA
Kevin Twomey                                                    Karen Rugen
(717) 731-6540                                                  (717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE


               KEVIN TWOMEY PROMOTED TO EXECUTIVE VICE PRESIDENT
              AND CHIEF FINANCIAL OFFICER AT RITE AID CORPORATION

  Doug Donley Promoted to Senior Vice President and Chief Accounting Officer

               Robert Sari Promoted to Executive Vice President

Camp Hill, October 31, 2005--Rite Aid Corporation (NYSE, PCX: RAD) announced today that it has promoted Kevin Twomey, formerly Senior Vice President, Chief Accounting Officer and Acting Chief Financial Officer, to Executive Vice President and Chief Financial Officer. He reports to Mary Sammons, Rite Aid President and CEO.

The company also announced the promotions of Doug Donley, formerly Group Vice President and Corporate Controller, to Senior Vice President and Chief Accounting Officer, and Robert Sari, formerly Senior Vice President and General Counsel, to Executive Vice President and General Counsel. Donley reports to Twomey, and Sari reports to Sammons. All three promotions are effective immediately.

"These three executives have made significant contributions to our company and are important and valuable members of our management team," Sammons said. "Rite Aid is fortunate to have such talented and experienced professionals to promote into such key positions."

In his new position, Twomey, 55, has overall responsibility for finance, accounting, financial reporting, budgeting and planning, treasury, tax and investor relations. He has served as Acting Chief Financial Officer for Rite Aid since August of 2005, while he also continued to serve as Chief Accounting Officer. He joined Rite Aid in 2000 as Senior Vice President and Chief Accounting Officer and prior to that, served as senior vice president, finance and control for Fleming Companies, Inc., a food marketing and distribution company. He joined Fleming in 1989 after 17 years with Deloitte & Touche, where he was a partner.

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Rite Aid Release - page 2


In his new position, Donley, 43, is responsible for accounting, treasury and financial reporting. He joined Rite Aid in 1996 as a financial analyst, serving as Director of Financial Analysis and Assistant Controller before being named Vice President and Corporate Controller in 1999 and Group Vice President and Corporate Controller in 2000. Prior to Rite Aid, Donley served as an internal auditor for Harsco Corporation from 1994 to 1996 and an auditor for KPMG Peat Marwick from 1992 to 1994.

With his promotion, Sari, 49, continues to be responsible for the company's legal matters and oversees regulatory compliance, internal audit and loss prevention. He joined Rite Aid in 1997 as Associate Counsel, serving as Vice President of Law before being promoted to Senior Vice President and Deputy General Counsel in 2000 and then to Senior Vice President and General Counsel in 2002. His previous experience includes serving as Vice President, Legal Affairs for Thrifty/Payless, Inc., a West coast drugstore chain acquired by Rite Aid in 1996.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.8 billion and approximately 3,350 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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